                                                                     EXHIBIT 10H






                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                        CONSOLIDATED NATURAL GAS COMPANY

                                       AND

                                      NAME

                             DATED JANUARY 19, 1999

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

                                     TABLE OF CONTENTS
                                     -----------------
                                                                                     PAGE
                                                                                     ----
1.       OPERATION AND TERM OF AGREEMENT; CERTAIN DEFINITIONS                           2

2.       CHANGE OF CONTROL                                                              3

3.       EMPLOYMENT PERIOD                                                              4

4.       TERMS OF EMPLOYMENT                                                            5
         (A)      Position and Duties                                                   5
         (B)      Compensation                                                          6
                  (i)      Base Salary                                                  6
                  (ii)     Annual Bonus                                                 6
                  (iii)    Incentive, Savings and Retirement Plans                      6
                  (iv)     Split Dollar Life Insurance and Supplemental Death
                           Benefit Plans                                                8
                  (v)      Welfare Benefit Plans                                        8
         (C)      Additional Rights of the Executive and Obligations of the Company     8
                  (i)      Expenses                                                     8
                  (ii)     Fringe Benefits                                              8
                  (iii)    Office and Support Staff                                     9
                  (iv)     Vacation                                                     9
                  (v)      Indemnification                                              9

5.       TERMINATION                                                                    9
         (A)      Death or Disability                                                   9
         (B)      Cause                                                                10
         (C)      Good Reason                                                          10
         (D)      Notice of Termination                                                12
         (E)      Date of Termination                                                  12

6.       OBLIGATIONS OF THE COMPANY AND CNG SYSTEM COMPANY
         UPON TERMINATION                                                              12
         (A)      Termination Because of Death                                         12
         (B)      Termination Because of Disability                                    13
         (C)      Termination For Cause by the Company or For Other Than
                  Good Reason by the Executive                                         14
         (D)      Termination For Good Reason by the Executive or For Other
                  Than Cause or Disability by the CNG System Company or
                  Other Than as a Result of Death                                      14
         (E)      Successor in Interest                                                17


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
7.       NON-EXCLUSIVITY OF RIGHTS                                                     18

8.       FULL SETTLEMENT                                                               18

9.       CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY                                    19

10.      CONFIDENTIAL INFORMATION                                                      21

11.      SUCCESSORS                                                                    22

12.      MISCELLANEOUS                                                                 22



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                              EMPLOYMENT AGREEMENT


         AGREEMENT by and between Consolidated Natural Gas Company, a Delaware corporation (the "Company"), and Name (the "Executive"), dated as of January 19, 1999.

         WHEREAS, the Company recognizes that the current business environment makes it difficult to attract and retain highly qualified executives unless a certain degree of security can be offered to such individuals against organizational and personnel changes which frequently follow Changes of Control (as defined below) of a corporation; and

         WHEREAS, even rumors of acquisitions or mergers may cause executives to consider major career changes in an effort to assure financial security for themselves and their families; and

         WHEREAS, the Company desires to assure fair treatment of its key executives in the event of a Change of Control and to allow them to make critical career decisions without undue time pressure and financial uncertainty, thereby increasing their willingness to remain with the Company notwithstanding the outcome of a possible Change of Control transaction; and

         WHEREAS, the Company recognizes that its key executives will be involved in evaluating or negotiating any offers, proposals or other transactions which could result in Changes of Control of the Company and believes that it is in the best interest of the Company and its stockholders for such key executives to be in a position, free from personal financial and employment considerations, to be able to assess objectively and pursue aggressively the interests of the Company's stockholders in making these evaluations and carrying on such negotiations; and

         WHEREAS, the Board of Directors (the "Board") of the Company believes it is essential to provide the Executive with compensation arrangements upon a Change of Control which provide the Executive with individual financial security and which are competitive with those of other corporations, and in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement, which is intended to supercede and cancel all previous change of control agreements, employment agreements or salary continuation agreements entered into between any of the CNG System Companies and the Executive.

         NOW THEREFORE, the parties, for good and valuable consideration and intending to be legally bound, agree as follows:



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1.   Operation and Term of Agreement; Certain Definitions.

     (A) This Agreement shall be effective immediately upon its execution, but neither this Agreement nor any of its provisions shall be operative unless and until there has been a Change of Control of the Company, as such term is defined below. The term of this Agreement shall end on the third anniversary of the date of execution of this Agreement; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof is hereinafter referred to as the "Renewal Date"), the term of this Agreement shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give written notice that the term of the Agreement shall not be so extended; and provided, further, that after a Change of Control of the Company during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied.

     (B) The "Effective Date" shall be the first date during the term of this Agreement on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Executive's employment with any CNG System Company is terminated or if the Executive would otherwise lose any rights under this Agreement due to a demotion or salary reduction prior to the date on which a Change of Control occurs, and it is reasonably demonstrated that such termination or demotion or salary reduction (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination or demotion or salary reduction.

     (C) "CNG System Company(ies)" shall be the Company and/or any and all of its Subsidiaries.

     (D) A reference herein to a section of the Internal Revenue Code of 1986, as amended (the "Code") or a subdivision thereof shall be construed to incorporate reference to any section or subdivision of the Code enacted as a successor thereto, any applicable proposed, temporary or final regulations promulgated pursuant to such sections and any applicable interpretation thereof by the Internal Revenue Service.



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     (E)  A reference herein to a section of the Securities Exchange Act of
          1934, as amended (the "Exchange Act"), or any rule or regulation promulgated thereunder shall be construed to incorporate reference to any section of the Exchange Act or any rule or regulation enacted or promulgated as a successor thereto.

     (F) Subsidiary(ies) means a corporation or other entity 50% or more of the equity interests of which are owned directly or indirectly by the Company.

     (G) Employee Benefit Plan means any written plan providing benefits for employees of the Company or any Subsidiary.

     (H)  Related Party means (i) a majority-owned subsidiary of the Company; or
          (ii) an employee or group of employees of the Company or any majority-owned subsidiary of the Company; or (iii) a trustee or other fiduciary holding securities under an Employee Benefit Plan of the Company or any majority-owned subsidiary of the Company; or (iv) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of Voting Securities.

     (I) Voting Securities or Security means any securities of the Company which carry the right to vote generally in the election of directors.

2. Change of Control. For the purpose of this Agreement, a "Change of Control" means and shall be deemed to have occurred upon the first to occur of the following if:

     (A) any Person (as defined in the Exchange Act), other than the Company or a Related Party, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing 20 percent or more of the total voting power of all the then-outstanding Voting Securities, except that there shall be excluded from the number of Voting Securities deemed to be beneficially owned by a Person a number of Voting Securities representing not more than 10 percent of the then-outstanding voting power if such Person is (i) eligible to file a Schedule 13G pursuant to Rule 13d-1(b)(1) under the Exchange Act with respect to Voting Securities or (ii) an underwriter who becomes the beneficial owner of more than 20 percent of the then-outstanding Voting Securities pursuant to a firm commitment underwriting agreement with the Company; or



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     (B)  the individuals who, as of the date hereof, constitute the Board together with those who first become directors subsequent to such date and whose recommendation, election or nomination for election to the Board was approved by a vote of at least a majority of the directors then still in office who either were directors as of the date hereof or whose recommendation, election or nomination for election was previously so approved (the "Continuing Directors"), cease for any reason to constitute a majority of the members of the Board; or

     (C) the stockholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company or a subsidiary of the Company, reverse split of any class of Voting Securities, or an acquisition of securities or assets by the Company or a subsidiary of the Company, or consummation of any such transaction if stockholder approval is not obtained, other than (i) any such transaction which would result in at least 60 percent of the total voting power represented by the voting securities of the Company (or the company into which the Company has merged or the ultimate parent company of the Company) outstanding immediately after such transaction being beneficially owned by at least 60 percent of the holders of outstanding Voting Securities immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction, or (ii) any such transaction which would result in a Related Party beneficially owning more than 50 percent of the voting securities of the surviving entity outstanding immediately after such transaction; for purposes of this subsection 2(C), the relevant measurements concerning voting power and ownership will be examined on the date the shareholders vote, as if the transaction closed that date, as opposed to the date the transaction actually closes;

     (D) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets other than any such transaction which would result in a Related Party owning or acquiring more than 50 percent of the assets owned by the Company immediately prior to the transaction.

3. Employment Period. The Company hereby agrees to continue or cause the continuation of the Executive in the employ of a CNG System Company, and the Executive hereby agrees to remain in the employ of a CNG System Company, except as herein provided, for the period commencing on the Effective Date and ending on the third anniversary of such date (the "Employment Period").



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4.   Terms of Employment.

     (A)  Position and Duties.

          (i) During the Employment Period, (a) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date and (b) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 25 miles from such location.

          (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the CNG System Company to which Executive is assigned and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the employment period it shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions and (c) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the CNG System Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the CNG System Company to which Executive is assigned. The preceding sentence shall in no way be construed as a limitation on the non-business activities listed previously in this paragraph of
               Section 4(A)(ii). Activities of the Executive consistent with this paragraph shall not permit the CNG System Company to terminate the Executive's employment for Cause, as defined below.



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     (B)  Compensation.

          (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Base Salary"), at a monthly rate at least equal to the highest monthly base salary paid or payable to the Executive by any CNG System Company during the 12-month period immediately preceding the month in which the Effective Date occurs. As used herein, "Base Salary" will include all wages or salary paid to the Executive and will be calculated before any salary reduction or deferrals, including but not limited to reductions made pursuant to: Code Section 125; Code Section 401(k); and the Executive Incentive Deferral Plan. During the Employment Period, the Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary awarded in the ordinary course of business to other key executives of the CNG System Companies. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Base Salary shall not be reduced after any such increase.

          (ii) Annual Bonus. In addition to Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (an "Annual Bonus") (either pursuant to the Company's Annual Executive Incentive Program, any successor to such program or otherwise) in cash at least equal to the highest of: a) the average annual bonus payable to the Executive from any CNG System Company in respect of the highest two of the last three fiscal years immediately preceding the Effective Date in which bonuses were paid or b) the Target Annual Bonus in the then current year for persons in the Executive's Salary Grade. As used herein, "Target Annual Bonus" will mean the anticipated bonus level for a salary grade or position, which will not be less than the same percentage of base salary as was in effect for the applicable salary grade or position at any time during the 90-day period immediately preceding the Change of Control.

          (iii) Incentive, Savings and Retirement Plans. In addition to Base Salary and Annual Bonus payable as hereinabove provided, the Executive shall be entitled to participate during the Employment Period in all incentive, savings and retirement plans, practices, policies and programs in which the Executive was participating prior to the Effective Date and which are applicable to other key executives of the CNG System Companies (including, without



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               limitation, the Company's Executive Incentive Deferral Plan and
               its System Thrift Plan), in each case providing benefits which are the economic equivalent to those currently in effect or as subsequently amended prior to the Effective Date. The compensation, benefits and reward opportunities provided to the Executive pursuant to such plans, practices, policies and programs, in the aggregate, shall be at least as favorable as the most favorable of such compensation, benefits and reward opportunities, in the aggregate, provided by CNG System Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided at any time thereafter with respect to other key executives of the CNG System Companies. Notwithstanding the foregoing, the Company will not be required to institute new long-term incentive plans or programs following the Effective Date and before the date of closing or consummation of the transaction contemplated by a Change of Control so long as existing long-term incentive awards for the full calendar year which includes the Effective Date have been paid in connection with the Change of Control.

               In the event of the termination of the Company's Thrift Plan, or modification of such Plan, having the effect of reducing the applicable CNG System Company's monthly and/or matching contributions for the benefit of the Executive pursuant to such Plan, the CNG System Company shall, for the duration of the Employment Period, make monthly and/or matching contributions to a deferred compensation account maintained on behalf of the Executive in amounts which when added to any contributions made by the CNG System Company for the benefit of the Executive under the Thrift Plan shall at least equal the greater of (a) the CNG System Company's average monthly or matching contributions to the Executive's account under the Thrift Plan in respect to the fiscal year immediately preceding the Effective Date or (b) the CNG System Company's average monthly contribution to the Executive's account under the Thrift Plan during the term of the Agreement. Amounts contributed to an account pursuant to the preceding sentence and the income thereon shall be payable to the Executive either in the case of an account maintained under a qualified plan, in accordance with the terms of the plan, or in the case of any other such account, at the termination of the Executive's employment with the CNG System Companies.



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          (iv) Split Dollar Life Insurance and Supplemental Death Benefit Plans.
               During the Employment Period, and thereafter in accordance with the terms of the Split Dollar Life Insurance and Supplemental Death Benefit Plans applicable to the Executive, the Executive, his beneficiaries and his estate shall be entitled to the benefit of such plans as in effect on the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to key executives of the CNG System Companies.

          (v) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the CNG System Companies (including, without limitation, medical, prescription, dental, vision, short term disability, income gap long term disability, salary continuance, severance, employee life, group life, accidental death and travel accident insurance plans and programs), in each case providing benefits which are the economic equivalent to those currently in effect or as subsequently amended prior to the Effective Date. The benefits provided to the Executive and/or the Executive's family pursuant to such plans, practices, policies and programs in accordance with this Section 4(B)(v) shall at all times be at least as favorable as the most favorable of such plans, practices, policies and programs in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter with respect to other key executives of the CNG System Companies.

      (C) Additional Rights of the Executive and Obligations of the Company.

          (i) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the CNG System Companies in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives of the CNG System Companies.

          (ii) Fringe Benefits. During the Employment Period, the Executive shall be entitled to the same fringe benefits for which the Executive was eligible prior to the Effective Date, including but



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               not limited to the use of an automobile and payment of related expenses, or automobile allowances, where applicable, parking, financial consulting services, reimbursement for club dues, where applicable, home security, where applicable, in accordance with the most favorable plans, practices, policies and programs of the CNG System Companies in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives of the CNG System Companies.

          (iii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the CNG System Company to which the Executive was assigned at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided at any time thereafter with respect to other key executives of the CNG System Companies.

          (iv) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, practices, policies and programs of the CNG System Companies as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives of the CNG System Companies.

          (v) Indemnification. The Executive shall be entitled during the Employment Period, and thereafter with respect to occurrences during the Employment Period, to the benefit of the indemnification provisions contained in the By-laws of the Company or the CNG System Company to which Executive is assigned as in effect on the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter, to the extent permitted by applicable law at the time of the assertion of any liability against the Executive.

5.   Termination.

     (A) Death or Disability. The Executive's employment under this Agreement shall terminate automatically upon the Executive's death. If the CNG System Company to which Executive is assigned determines in good



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          faith that the Disability of the Executive has occurred (pursuant to the definition of "Disability" set forth below), it may give to the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the CNG System Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means any physical or mental condition which wholly prevents the Executive from performing the duties of his occupation with the CNG System Company for at least 26 weeks after the commencement of such condition and which is determined to be of a permanent duration by a physician selected by the CNG System Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

     (B) Cause. During the Employment Period, the CNG System Company to which Executive is assigned may only terminate the Executive's employment under Section 5(A) or for "Cause." For purposes of this Agreement, "Cause" means (i) an act or acts of personal dishonesty engaged in by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of any CNG System Company,
          (ii) repeated violations by the Executive of the Executive's obligations under Section 4(A)(ii) of this Agreement which are demonstrably willful and deliberate on the Executive's part and which are not remedied in a reasonable period of time after receipt of written notice from the CNG System Company or (iii) the conviction of the Executive of a felony.

     (C) Good Reason. Anything in this Agreement to the contrary notwithstanding, during the Employment Period, the Executive's employment may be terminated by the Executive for Good Reason and such termination shall be deemed a constructive discharge of the Executive by the CNG System Company to which the Executive is assigned. For purposes of this Agreement, "Good Reason" means:

          (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (included status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(A)(i) of this Agreement, or any other action by the Company or the CNG System Company to which the Executive is assigned which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated,


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               insubstantial and inadvertent action not taken in bad faith and which is remedied by the CNG System Company promptly after receipt of notice thereof given by the Executive;

          (ii) any failure by the CNG System Company to which Executive is assigned to comply with any of the provisions of Section 4 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the CNG System Company promptly after receipt of notice thereof given by the Executive;

          (iii) the Company or the CNG System Company's to which the Executive is assigned requiring the Executive to be based at any office or location other than that described in Section 4(A)(i)(b) hereof, except for travel reasonably required in the performance of the Executive's responsibilities;

          (iv) any purported termination by the Company or the CNG System Company to which Executive is assigned of the Executive's employment otherwise than as expressly permitted by this Agreement;

          (v) any failure by the Company to comply with and satisfy Section 11(C) of this Agreement; or

          (vi) any spin-off, sale or other disposition by the Company of the CNG System Company employing the Executive at any time during the Employment Period.

          For purposes of this Section 5(C), any good faith determination of "Good Reason" made by the Executive shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason during the 30-day period immediately following the first anniversary of the Effective Date, shall be deemed to be a termination for Good Reason for all purposes of this Agreement. Any termination by the Executive for Good Reason (other than a termination during the 30-day period described in the immediately preceding sentence for a reason other than one set forth in clauses (i) through (vi) of this Section 5(C)) will be treated as a termination by the Company for purposes of any severance plan or policy in which the Executive could have been a participant immediately prior to the Effective Date, and the Executive shall be entitled to severance benefits under any such plan or policy as in effect immediately prior to the Effective Date. Notwithstanding the foregoing, the Executive will


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          not be entitled to severance under any voluntary severance pay policy or plan or voluntary job elimination program.

     (D) Notice of Termination. Any termination of the Executive's employment by the CNG System Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(B) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and
          (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

     (E) Date of Termination. "Date of Termination" means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that (i) if the Executive's employment is terminated by the CNG System Company other than for Cause or Disability or by reason of death, the Date of Termination shall be the date on which the CNG System Company notifies the Executive of such termination and (ii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

6.   Obligations of the Company and CNG System Company upon Termination.

     (A) Termination Because of Death. If the Executive's employment is terminated by reason of the Executive's death, such employment shall terminate without further obligations under this Agreement to the Executive's representatives, other than those obligations accrued or earned and vested (if applicable) by the Executive as of the Date of Termination, including, for this purpose (i) the Executive's full Base Salary through the Date of Termination at the rate in effect on the Date of Termination, (ii) the product of the Executive's Target Bonus under the applicable bonus plan for the calendar year in effect including the Date of Termination and a fraction, the numerator of which is the number of days in the current fiscal year through the Date of

          Termination, and the denominator of which is 365, (iii) any compensation previously deferred by the Executive (together with any accrued interest thereon) and not yet paid by the CNG System Company or other appropriate plan or entity, and any accrued vacation pay not yet paid by the CNG System Company and (iv) all amounts payable to the estate or designated beneficiaries of the Executive under the System Thrift Plan, System Pension Plan, ESOP, the Split Dollar Life Insurance and Supplemental Death Benefit Plans and any other plans, practices, policies and programs of the CNG System Company, and/or all other amounts payable pursuant to Section 4(B)(iii) hereof (such amounts specified in clauses (i), (ii), (iii) and (iv) are hereinafter referred to as "Accrued Obligations"). All such Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination or otherwise in accordance with the Executive's specific elections pursuant to any such plan, practice, policy or program. Anything in this Agreement to the contrary notwithstanding, the Executive's family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the CNG System Company to surviving families of executives of the CNG System Company under such plans, practices, policies or programs relating to family death benefits, if any, in accordance with the most favorable plans, practices, policies and programs of the CNG System Company in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect on the date of the Executive's death, with respect to other key executives of the CNG System Companies and their families.

     (B) Termination Because of Disability. If the Executive's employment is terminated by reason of the Executive's Disability, such employment shall terminate without further obligations to the Executive, other than those obligations accrued or earned and vested (if applicable) by the Executive as of the Date of Termination, including for this purpose, all Accrued Obligations. All such Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination or otherwise in accordance with the Executive's specific elections pursuant to any plan, practice, policy or program providing benefits forming a part of the Accrued Obligations. Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to the most favorable of those provided by the CNG System Companies to disabled executives and/or their families in accordance with such plans, practices, policies and programs relating to disability, if any, of the CNG System Companies in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter with respect to other key executives of the CNG System Companies and their families.

     (C) Termination For Cause by the CNG System Company or For Other Than Good Reason by the Executive. If the Executive's employment shall be terminated for Cause, or if the Executive terminates his employment other than for Good Reason, the Executive's employment under this Agreement shall terminate without further obligations to the Executive, other than those obligations accrued or earned and vested (if applicable) by the Executive through the Date of Termination, including for this purpose, all Accrued Obligations. All such Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination or otherwise in accordance with the Executive's specific elections pursuant to any plan, practice, policy or program providing benefits forming a part of the Accrued Obligations.

     (D) Termination For Good Reason by the Executive or For Other Than Cause or Disability by the CNG System Company or Other Than As a Result of Death. If, during the Employment Period, the Executive's employment shall be terminated by the Company or the CNG System Company to which Executive is assigned, other than for Cause or Disability or other than as a result of the Executive's death, or if the Executive shall terminate his employment for Good Reason, the CNG System Companies shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination (or otherwise in accordance with the Executive's specific elections pursuant to any plan, practice, policy or program providing benefits forming a part of the Accrued Obligations), the aggregate of the following amounts and shall make the following transfers and provide the following benefits:

          (i) The Executive's full Base Salary and vacation pay accrued (for vacation not taken) through the Date of Termination at the rate in effect at the time of the Notice of Termination, plus an amount equal to the product of the Executive's Target Annual Bonus under the applicable bonus plan for the calendar year including the Date of Termination and a fraction, the numerator of which is the number of days in such calendar year through the Date of Termination and the denominator of which is 365, plus all other amounts to which the Executive is entitled under any compensation plan, practice, policy or program of the Company in effect at the time such payments are due; and

          (ii) In the event any compensation has been previously deferred by the Executive, all amounts previously deferred (together with any accrued interest thereon) and not yet paid by the CNG System Company; and

       (iii) (a) In the event the Executive is at least 50 years old with 10 years of Service on the Date of Termination, the Executive shall be entitled to elect, at the time of his termination of employment, one of the following benefits under the Split Dollar Life Insurance Program and the Consolidated Natural Gas Company Supplemental Retirement Benefit Plan (the "Supplemental Retirement Plan"): (x) retirement under the Supplemental Retirement Plan with five (5) years added to age and Service for all purposes, including retirement eligibility or (y) purchase for and deliver to Executive by the Company of a completely paid up whole life insurance policy to be owned by Executive, with the beneficiary to be designated by the Executive, and with a death benefit equal to two times Executive's Base Salary. The Company will also pay to the Executive, at the time of termination of employment, an amount that, after payment of all federal, state and local income, employment and excise taxes thereon, is equal to all applicable federal, state and local income and employment and excise taxes payable on the benefit provided for in this
               Section 6(D)(iii)(a).

               (b) In the event the Executive is not 50 years old or has less than 10 years of Service on the Date of Termination, the Company will purchase for and deliver to the Executive a completely paid up whole life insurance policy to be owned by the Executive, with the beneficiary to be designated by the Executive, and with a death benefit equal to two times the Executive's Base Salary. The Company will also pay to the Executive, at the time of termination of employment, an amount that, after payment of all federal, state and local income, employment and excise taxes thereon, is equal to all applicable federal, state and local income and employment and excise taxes payable in respect of the delivery of the whole life insurance policy pursuant to this subsection (iii) (b).

               (c) If the Executive elects to receive benefits under the Supplemental Retirement Plan under subsection (iii) (a) above, he will be entitled to no benefits and have no other rights under the Split Dollar Life Insurance Program, and if the Executive elects to receive a paid up whole life insurance policy under the Split Dollar Life Insurance Program, he will be entitled to no benefits and have no other rights under the Supplemental Retirement Plan. Delivery of a paid up whole life insurance policy and the additional amount pursuant to this subsection
               (iii) will constitute the full satisfaction of all the Company's obligations to the Executive under the Split Dollar Life Insurance Program. Benefits under the Supplemental Retirement Plan may be provided in whole or in part under the COC Plan (defined below); and

          (iv) A lump sum severance payment in an amount equal to three (3) times the Executive's Annual Compensation. For purposes of this Agreement, "Annual Compensation" shall be an amount equal to the sum of (a) the Executive's Base Salary from the CNG System Companies, in effect immediately prior to the Date of Termination, plus (b) the highest of the annual bonus payable to the Executive (whether paid currently or deferred) for the calendar year immediately preceding the Date of Termination or the Executive's Target Annual Bonus, not prorated, for the calendar year which includes the Date of Termination; and

          (v) A lump sum payment equal to (a) the cost to the Company or CNG System Company, at the Date of Termination, of coverage of the Executive and his or her dependents under the Company or CNG System Company's life, short term disability, long term disability, health, medical, dental, vision, AD&D and other employee welfare benefit plans or programs (as in effect on the Date of Termination) for 36 months following the Date of Termination, and (b) an amount that, after payment of all federal, state and local income, employment and excise taxes thereon, is equal to all applicable federal, state and local income, employment and excise taxes payable on the amount set forth in clause (a) of this Section 6(D)(v); and

          (vi) (a) In the event the Executive is age 50 or older with 10 years of service on the Date of Termination, (x) the Executive will be eligible to receive retirement benefit payments under the Retirement and Postretirement Benefit Plan for Certain Employees of Consolidated Natural Gas Company and Its Participating Subsidiaries (the "COC Plan"), which will contain terms requiring the Company to fund the retirement benefits under the COC Plan under the existing Rabbi Trust between the Company and Mellon Bank in connection with a Change of Control) which will add five
               (5) years to age and service and will allow payments beginning on or about the Date of Termination all as more fully set forth in the COC Plan, and (y) the Executive and his or her spouse will be eligible to receive retiree medical insurance benefits beginning on the Date of Termination and continuing for the remainder of their lives on terms substantially identical to the terms of the Company's retiree medical plan in effect on the Effective Date, any other dependents of the Executive shall be entitled to such medical benefits for so long as they are eligible, and the Executive shall be eligible to receive retiree life insurance benefits beginning on the Date of Termination and continuing for the remainder of his or her life on terms substantially identical to the terms of the Company's retiree life insurance plan as if effect on the Effective Date. The COC Plan will contain provisions for funding this benefit under the Rabbi Trust or similar document to the maximum extent permitted by the Code.

               (b) In the event the Executive is under age 50 or has less than 10 years of service on the Date of Termination, (x) the Executive will be eligible for retirement benefits under the COC Plan, which will treat Executive as having an additional five (5) years of service for all purposes and add five (5) years to age for purposes of retirement discounts, but not for the benefit commencement date, and (y) retirement benefit payments under the COC Plan will begin on the date the Executive reaches age 55, all as more fully set forth in the COC Plan; and

          (vii) At the CNG System Company's expense and without any limit on such expenses, the Executive will be entitled to outplacement services for up to one year following the Date of Termination, including a private office, administrative support and individualized consultation provided by an outplacement service provider acceptable to the Executive and the CNG System Company. The Executive may also elect to forego this benefit in exchange for a payment of $25,000. The CNG System Company will pay to the Executive an additional amount that, after payment of all federal, state and local income, employment and excise taxes thereon, is equal to all applicable federal, state and local income, employment and excise taxes payable on the benefit or cash set forth in this Section 6(D)(vii).

(E) Successor in Interest. The Executive may designate a Successor (or Successors) in Interest to receive any and all amounts due the Executive in accordance with this Agreement should the Executive be deceased at any time of payment. Such designation of Successor(s) in Interest shall be made in writing and signed by the Executive, and delivered to the Company pursuant to Section 12(B) hereof. Any such designation may be made to any legal person, persons, trust or the Executive's estate as he shall determine in his sole discretion. In the event any designation shall be incomplete, or in the event the Executive shall fail to designate a Successor in Interest, his estate shall be deemed to be his Successor in Interest to receive such portion of all of the payments due hereunder. The Executive may amend, change or revoke any such designation at any time and from time to time, in the same manner. This Section 6(E) shall not supersede any designation of beneficiary or successor in interest made by the Executive, or separately covered, under any other plan, practice, policy or program of the Company or the CNG System Company.

7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive, severance or other plans, practices, policies or programs provided by the Company and/or any CNG System Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company and/or any CNG System Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, practice, policy or program of the Company and/or any CNG System Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, practice, policy or program.

8. Full Settlement. The Company's obligation to make or cause to be made the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any CNG System Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, to the fullest extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, any CNG System Company or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to Sections 6 or 9 of this Agreement), plus in each case interest at the applicable Federal rate provided for in
     Section 7872(f)(2) of the Code. In any such action brought by the Executive for damages or to enforce any provisions of this Agreement, the Executive shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company's obligations hereunder, in the Executive's sole discretion.

9.   Certain Additional Payments by the Company.

     (A) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution made, or benefit provided, by the Company or any CNG System Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code (or any similar excise tax) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the Payments.

     (B) Subject to the provisions of Section 9(C), all determinations required to be made under this Section 9, including determination of whether a Gross-Up Payment is required and of the amount of any such Gross-Up Payment, shall be made by PricewaterhouseCoopers, LLP (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 30 business days of the Date of Termination, if applicable, or such earlier time as is requested by the Company, provided that any determination that an Excise Tax is payable by the Executive shall be made on the basis of substantial authority. The initial Gross-Up Payment, if any, as determined pursuant to this Section 9(B), shall be paid to the Executive within five business days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that he has substantial authority not to report any Excise Tax on his Federal income tax return. Any determination by the Accounting Firm meeting the requirements of this Section 9(B) shall be binding upon the Company and the Executive; subject only to payments pursuant to the following sentence based on a determination that additional Gross-Up Payments should have been made, consistent with the calculations required to be made hereunder (the amount of such additional payments are referred to herein as the "Gross-Up Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 9(C) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-Up Underpayment that has occurred and any such Gross-Up Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. The fees and disbursements of the Accounting Firm shall be paid by the Company.

     (C) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but not later than ten business days after the Executive receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this sentence, the Employee shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim,

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

          (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(C), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (D) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(C), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(C)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(C), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the CNG System Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then any obligation of the Executive to repay such advance shall be forgiven and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the CNG System Companies all secret or confidential information, knowledge or data relating to the CNG System Companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the CNG System Companies and which shall not be or become public knowledge (other than by acts of the Executive or his representatives in violation of this Agreement). After the Date of Termination of the Executive's employment with the CNG System Companies, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the CNG System Companies and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

11.  Successors.

     (A) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives or Successor(s) in Interest.

     (B) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     (C) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

12.  Miscellaneous.

     (A) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     (B) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:
          --------------------

          To the address on record
          at the employing company

          If to the Company or (CNG System):

          Consolidated Natural Gas Company
          CNG Tower
          Pittsburgh, PA  15222-3199

          Attention: Senior Vice President and General Counsel

          or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

     (C) Whenever reference is made herein to any specific plan or program of the Company or CNG System Company, to the extent that the Executive is not a participant therein or has no benefit accrued thereunder, whether vested or contingent, as of the Effective Date, then such reference herein shall be null and void and of no effect, and the Executive shall acquire no additional benefit as a result of such reference. This section does not include any severance plans or any other exit incentives.

     (D) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     (E) The Company and the CNG System Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     (F) The Executive's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

     (G) This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof but does not supersede or override the provisions of any stock option, employee benefit or other plan, program, policy or practice in which Executive is a participant or under which Executive is a beneficiary. This Agreement supersedes and cancels all previous Change of Control agreements, employment agreements and salary continuation agreements entered into between the Company, or any of its subsidiaries, and the Executive.

     (H) The Executive and the Company acknowledge that the employment of the Executive by any CNG System Company prior to the Effective Date is "at will," and, prior to the Effective Date, may be terminated by either the Executive or the applicable CNG System Company at any time, unless subsection 1(B) applies. Upon a termination of the Executive's employment or upon the Executive's ceasing to be an officer of any CNG System Company, in each case, prior to the Effective Date, there shall be no further rights under this Agreement, unless section 1(B) applies.

     (I) The Company agrees that it will cause the appropriate CNG System Companies to perform any and all obligations hereunder which said CNG System Companies need to perform to comply herewith. The Company will assure compliance herewith and assume full responsibility and liability for any failure on the part of any CNG System Company to do so.


          IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed as of the day and year first above written.



                                    --------------------------------------------
                                    Name
                                    Executive

                                    CONSOLIDATED NATURAL GAS COMPANY

                                    By:
                                       -----------------------------------------
                                       Stephen E. Williams
                                       Senior Vice President and General Counsel


Attest:


------------------------------
E. J. Marks
Secretary